Exhibit 10.41

WESTWAY GROUP, INC.

AWARD AGREEMENT

This Award Agreement (this “Agreement”), dated this 31st day of March, 2011, is made between Westway Group, Inc. (the “Company”) and James B. Jenkins (the “Participant”).

RECITALS

WHEREAS, the Company created the Westway Group, Inc. 2010 Incentive Compensation Plan (together with any amendments thereto, the “Plan”) to govern the awards of bonus compensation to its executive officers and directors.

WHEREAS, pursuant to the Plan, the Company desires to establish the target performance-based bonus compensation and performance criteria for calendar year 2011 with respect to the Participant.

NOW THEREFORE, the parties agree as follows:

AGREEMENT

1. The Target Award. The Company hereby establishes a target performance-based bonus compensation award for the Participant for calendar year 2011 of $878,857 (the “Target Award”) which, to the extent finally awarded pursuant to the provisions of Sections 3 and 4 below, will be payable in a combination of cash and shares of Restricted Stock (defined below). The Participant’s achievement of the performance-related goal provided in Section 3 hereof and the level of the Company’s Economic Profit for 2011 will determine whether the final award is less than, equal to or greater than the Target Award.

2. Incorporation of Plan; Capitalized Terms; Definitions.

(a) Incorporation of Plan. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan. In the event that any provision of this Agreement conflicts with the Plan, the Plan provision will govern.

(b) Capitalized Terms. Any capitalized terms not otherwise defined in this Agreement shall have the same meaning given to such terms in the Plan.

(c) Definitions.

(i) “Acquired Assets” means assets or business units acquired by the Company during 2011 that were not included in the Budget.

(ii) “Adjusted EBITDA” means the Company’s EBITDA, adjusted to eliminate any and all accruals for employee bonuses of any kind, provided, however, that a bonus accrual equal to 10% of total salaries for the applicable period of all employees other than the named executive officers will not be eliminated and will be counted in the calculation of Adjusted EBITDA.

(iii) “Budget” means the Company’s 2011 budget adopted and approved at the January 25, 2011 meeting of the Board of Directors of the Company.

(iv) The “Code” means the Internal Revenue Code of 1986, as amended.

(v) “Company Stock” means the Class A Common Stock of the Company.

(vi) “Cost of Debt” means the actual interest and associated financing costs (e.g., fees) incurred by the Company during an applicable period.

(vii) “Cost of Equity” means the sum of (A) 9.4% (i.e. the average 5-year Treasury rate during the 30 days immediately preceding January 1, 2011, plus 7.5%) times that portion of the shareholders’ equity on January 1, 2011 attributable to the Company’s issued and outstanding common stock, plus (B) $0.1376 times the number of shares of issued and outstanding preferred stock on January 1, 2011. The Cost of Equity for 2011 equals $15,250,754.

(viii) “EBITDA” means earnings before interest, taxes, depreciation, amortization and other non-cash expenses.

(ix) “Economic Profit” means Adjusted EBITDA minus Cost of Debt and Cost of Equity.

(x) “Participation Percentage” means: (A) 3.0%, if the Adjusted EBITDA is less than $54,650,000; (B) 3.333%, if the Adjusted EBITDA is equal to or greater than $54,650,000, but less than $59,650,000; (C) 3.667%, if the Adjusted EBITDA is equal to or greater than $59,650,000, but less than $62,650,000; and (D) 4.0%, if the Adjusted EBITDA is equal to or greater than $62,650,000.

(xi) “Restricted Stock” means Company Stock bearing the restrictions set forth in this Agreement, including, in particular, Sections 7 and 8.

(xii) “Unvested Shares” means any of the Awarded Shares which, from time to time, have not yet become Vested Shares.

(xiii) “Vested Shares” means the Awarded Shares that have vested in accordance with Section 7 hereof.

3. Performance Related Goals. In order for the Participant to receive a bonus compensation award pursuant to this Award Agreement, the Company, under your leadership, must meet the following performance-related goal:

The Company must have Adjusted EBITDA for 2011 that is equal to or greater than $38,422,500 (75% of the Company’s budgeted Adjusted EBITDA for calendar year 2011).

After the end of the 2011 calendar year, the Compensation Committee will review, determine and certify the achievement of the performance-related goal. Should the Company fail to have Adjusted EBITDA that is equal to or greater than $38,422,500, then no amount of bonus compensation shall be awarded to you pursuant to this Award Agreement. Should this performance-related goal be met, then the Compensation Committee will determine and certify the total amount of your final bonus compensation award in accordance with Section 4 hereof.

4. Calculation of Final Award. If the Compensation Committee certifies that the performance-related goal specified in Section 3 above has been met, the Participant’s final bonus compensation award (the “Final Award”) will be the award calculated in accordance with paragraph (a) below less any discretionary reduction made in accordance with paragraph (b) below.

(a) Calculated Award. The calculated amount that the Participant is eligible to receive for calendar year 2011 will be the product of (i) the Participation Percentage, times (ii) the Company’s 2011 Economic Profit.

(b) Discretionary Reduction. In establishing the Final Award, the Compensation Committee reserves the right to reduce (but not increase) the amount calculated in Section 4(a) above if, based on the Compensation Committee’s subjective assessment, the Participant has failed to meet expectations in the following performance areas:

(i) Company growth (timeliness and budget);

(ii) HSE – fines, incidents, accidents;

(iii) Investor relations;

(iv) Corporate compliance;

(v) Annual objectives set by the Board of Directors; and

(vi) Such other areas as the Compensation Committee may determine.

(c) Maximum Award. Notwithstanding any provision of this Agreement to the contrary, the Final Award will not exceed $2,000,000.

(d) Within a reasonable time following the end of calendar year 2011, the Compensation Committee of the Company, in its sole discretion, will determine and certify the Final Award and complete and attach Exhibit A hereto.

5. Division of Final Award between Cash and Restricted Stock. The Final Award calculated in accordance with Section 4 above will be divided between a cash bonus and an award of Restricted Stock as follows:

(a) 40% of the first $375,000 of the Final Award will be paid in Restricted Stock;

(b) 50% of the next $375,000 of the Final Award will be paid in Restricted Stock;

(c) 60% of any Final Award in excess of $750,000, but less than the Target Award will be paid in Restricted Stock; and

(d) the portion of the Final Award not paid in Restricted Stock, including any portion of the Final Award in excess of the Target Award, will be paid in cash.

6. Award of Bonus.

(a) Restricted Stock. On the Grant Date (as set forth in Exhibit A), the Company will issue in the name of the Participant a number of shares of Restricted Stock (the “Awarded Shares”) equal to the quotient of the Restricted Stock portion of the Final Award (determined pursuant to Section 5 above) divided by the Restricted Stock Price (defined below), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The “Restricted Stock Price” per share of Restricted Stock shall be set at $4.04 per share (representing the volume-weighted average value for January, 2011), provided that the Board of Directors adopts an amendment to the Plan allowing the Restricted Stock Price to be less than $5.00 per share and such amendment is approved by the Company’s shareholders at their 2011 annual meeting. If an amendment to the Plan allowing the Restricted Stock Price to be less than $5.00 per share is not adopted and approved by both the Board of Directors and the shareholders of the Company, the Restricted Stock Price will be $5.00 per share.

(b) Cash Bonus. On the Grant Date, the Company will pay to the Participant the cash portion of the Final Award, less any required federal, state and local income tax withholding obligations and the Participant’s share of any payroll tax withholding obligations.

7. Vesting; Forfeiture.

(a) Vesting Schedule. Subject to the provisions of this Agreement and the Plan, one-third of the Awarded Shares shall become Vested Shares on each of the following dates: December 31, 2012, December 31, 2013, and December 31, 2014.

(b) Acceleration of Vesting. Unvested Shares shall become Vested Shares upon the date of the Participant’s (i) death, (ii) disability, (iii) attainment of age 65, or (iv) Qualified Separation From Service (as defined in the Plan), subject to any additional limitations necessary to ensure that the grant of Awarded Shares is not subject to interest and penalties under Section 409A of the Code and the regulations thereunder.

(c) Change in Control. Unvested Shares shall become Vested Shares upon a Change in Control (as defined in the Plan).

(d) Forfeiture Upon Termination of Employment. In the event the Participant’s employment with the Company is terminated for any reason other than those described in Sections 3(b) and 3(c) above, any Unvested Shares shall be forfeited by the Participant as of the date of termination.

8. Transfer Restrictions.

(a) Unvested Shares. The Participant may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of (“Transfer”) any Unvested Shares (the “Restrictions”). Any attempt to Transfer any Unvested Shares in contravention of the Restrictions shall be null and void and without effect.

(b) Vested Shares. Except as otherwise provided in this Agreement, the Participant may not Transfer Vested Shares at any time during the Participant’s employment with the Company without the prior approval of the Board of Directors of the Company. Any approved Transfer of Vested Shares shall also be subject to insider trading rules and Company policy. Prior approval by the Board of Directors of the Company shall not be required for a gratuitous transfer by the Participant of Vested Shares to (i) an ascendant, a descendant, or a sibling of the Participant, or (ii) to a trust for the benefit of one or more such persons.

9. Certificate; Book Entry Form; Legend. The Company, in its sole discretion, shall have the option of issuing the Awarded Shares either (i) in certificate form or (ii) in book-entry form, registered in the name of the Participant, with legends, or notations, as applicable, referring to the terms, conditions and restrictions applicable to the grant of the Awarded Shares. The Participant agrees that the following legend or notation may be used for this purpose:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the Westway Group, Inc. 2010 Incentive Compensation Plan, as amended, that Award Agreement dated March 31, 2011 by and between the registered owner and the Company, and any other agreements entered into between the registered owner and the Company. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

The Participant agrees that upon receipt of any stock certificates for Unvested Shares the Participant shall deposit each certificate with the Company, or other escrow holder as the Company may appoint, together with a stock power endorsed in blank or other appropriate instrument of transfer, to be held by the Company or escrow holder until the time at which the Awarded Shares are delivered to the Participant pursuant to Section 10.

10. Delivery of Vested Shares.

(a) Share Delivery. Upon the date on which any Awarded Shares become Vested Shares and all other restrictions hereunder have lapsed or been removed, the Company shall either (i) remove the notations on the Awarded Shares issued in book-entry form or (ii) deliver to the Participant a stock certificate or certificates representing the appropriate number of shares of Company Stock free of the legend described above. Prior to the issuance of certificates of Company Stock pursuant to clause (ii) above, the Participant shall return to the Company any certificates representing the Awarded Shares that were previously delivered to the Participant.

(b) Withholding of Taxes. No Company Stock will be delivered until the Participant has paid to the Company the minimum amount that must be withheld under federal, state and local income tax laws with respect to such Company Stock (the “Applicable Withholding Taxes”) or the Company and the Participant have made satisfactory arrangements for the payment of such taxes. The Company will permit the Participant to satisfy the Applicable Withholding Taxes by directing the Company to withhold a number of Vested Shares (valued at their fair market value), which would otherwise be received by Participant, in accordance with the Plan and applicable laws and pursuant to such rules as the Compensation Committee may establish from time to time.

11. Rights as a Shareholder; Stock Dividends.

(a) Ownership of Awarded Shares. Except as otherwise provided in this Agreement or the Plan, the Participant shall have all rights of a shareholder with respect to the Awarded Shares (including Unvested Shares), including without limitation the right to receive dividends and the right to vote the Awarded Shares, for record dates occurring on or after the Grant Date and prior to the date, if any, on which the Awarded Shares are forfeited in accordance with this Agreement.

(b) Stock Dividends. Any dividends with respect to Unvested Shares paid in shares of the Company or other securities shall be subject to the same restrictions as the Unvested Shares, shall vest at the same time as the Unvested Shares, and shall otherwise be considered to be Unvested Shares for all purposes under this Agreement.

12. Miscellaneous

(a) Notices. All notices by the Participant shall be addressed to the Company at 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130, Attention: James Jenkins, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

(b) Change in Capital Structure. The number of Awarded Shares awarded under this Agreement shall be adjusted as provided in Section 13 of the Plan if the Company has a change in capital structure.

(c) No Right to Continued Employment. This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

(d) Governing Law. This Agreement shall be governed by the laws of the state of Louisiana.

(e) Successors. The terms of this Agreement shall be binding on and inure to the benefit of (i) the Company and its successors and assigns and (ii) the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(f) Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersede the Award Letter and all prior communications, representations and negotiations in respect thereto.

(g) Modifications. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless made in writing signed by the parties.

(h) Headings. The headings of the sections contained in this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(i) Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references to the Plan shall mean the Plan as in effect on the Grant Date.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

The parties execute this Agreement on the date first stated above.

PARTICIPANT:	COMPANY: WESTWAY GROUP, INC.

/s/ James B. Jenkins 3/31/11	By:	/s/ Francis P. Jenkins, Jr.
James B. Jenkins	Its:	Chairman

EXHIBIT A

Participant: James B. Jenkins

Grant Date: February 7, 2012

Adjusted EBITDA: $50,161,760

Economic Profit: $30,518,006

Final Award: $915,540

Cash Bonus Amount: $500,726

Restricted Stock Bonus Amount: $414,814

Restricted Stock Price: $4.04

Awarded Shares: 102,677 shares

Certified by the Compensation Committee: WESTWAY GROUP, INC.

By:	/s/ Francis P. Jenkins, Jr.
Francis P. Jenkins, Jr. Its: Chairman